Exhibit 99.1

NEWS RELEASE

CONTACT: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com
FOR IMMEDIATE RELEASE
U. S. STEEL NAMES KEVIN BRADLEY AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PITTSBURGH, July 26, 2017 – Today, United States Steel Corporation (NYSE: X) President and CEO David Burritt announced the appointment of Kevin P. Bradley as Executive Vice President and Chief Financial Officer. Bradley, who will be based at U. S. Steel’s Pittsburgh headquarters, will report to David Burritt and join the company’s executive management team.
In this position, he will lead all aspects of the company's financial enterprise, including internal and external reporting, credit, tax and treasury services, investor relations, internal controls and internal audit administrative oversight. He will also assist in developing and implementing the company's strategic initiatives, including their ongoing transformation.
“We are pleased to have Kevin join our executive team here at U. S. Steel. I admire his track record of transformation and history of delivering top-notch results,” Burritt said. “Kevin possesses the vast financial knowledge and strong leadership skills necessary to strengthen our balance sheet, help improve our operations and realize improvements in safety, quality, delivery and cost."
Previously, Bradley served as Senior Vice President and Chief Financial Officer of Terex Corporation in Westport, CT. In this role, he was instrumental in the development of the company’s internal strategies and led a transformation of the finance function. Prior to his tenure as Senior Vice

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

President and Chief Financial Officer, he served as President of Terex Cranes. He began his career with the Terex Corporation as President of Terex Financial Services.
He has over 20 years experience in financial services, including positions with GE Commercial Finance, where he served as Chief Asset Management Officer for the Vendor Financial Services Business Unit, and with AT&T Capital, in several finance and asset management positions.
Bradley holds a Bachelor of Science degree in accounting from Montclair State University.
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©2017 U. S. Steel. All Rights Reserved	www.ussteel.com